UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2016 (August 25, 2016)

NET 1 UEPS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida	000-31203	98-0171860
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

President Place, 4th Floor, Cnr. Jan Smuts Avenue and Bolton Road
Rosebank, Johannesburg, South Africa
(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: 011-27-11-343-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 25, 2016, our board of directors (the “Board”), upon recommendation of the Remuneration Committee, increased the annual base salary of Serge C.P. Belamant, our Chairman and Chief Executive Officer, and Herman Kotzé, our Chief Financial Officer, to $1,100,000 and $650,000, respectively. The increase in annual base salary in each case was effective July 1, 2016.

In addition, the Board adopted a cash incentive award plan for fiscal 2017 for Messrs. Serge C.P. Belamant and Kotzé and awarded shares of restricted stock to Messrs. Serge C.P. Belamant and Kotzé.

Cash Incentive Award Plan for Fiscal 2017

Under the cash incentive award plan, each of Messrs. Serge C.P. Belamant and Kotzé will be eligible to earn a cash incentive award based on our fiscal 2017 financial performance and his individual contribution toward the achievement of certain objectives described under “Qualitative Portion of the Cash Incentive Award Plan” below. The terms of the cash incentive award plan are not contained in a formal written document, but are summarized below. The cash incentive award plan provides for a target level cash incentive award of 100% of the executive’s annual base salary for fiscal 2017, 60% of which will be based on our fiscal 2017 financial performance and 40% of which will be based on qualitative factors. The quantitative portion of the award provides for threshold, target and maximum percentages of the executive’s base salary multiplied by 0.60. The qualitative portion of the award is limited to 100% of the executive’s base salary multiplied by 0.40.

Quantitative Portion of the Cash Incentive Award Plan

Each of Messrs. Serge C.P. Belamant and Kotzé will be entitled to receive an amount equal to 60% of his annual base salary (the “Target Quantitative Award”) if we achieve profit before tax (“PBT”) of $140 million for fiscal 2017. At other levels of PBT, each of Messrs. Serge C.P. Belamant and Kotzé will receive the following percentages of the Target Quantitative Award:

•	At or below $130 million (threshold)—0%
•	$140 million (target)—100%
•	$150 million or above (maximum)— 200% for Mr. Serge C.P. Belamant and 150% for Mr. Kotzé
•	PBT above $130 million and below $150 million will be interpolated relative to the $140 million target on a linear basis.

PBT will be measured in U.S. dollars in accordance with U.S. generally accepted accounting principles. The Remuneration Committee may determine in its discretion certain adjustment as it deems appropriate.

Qualitative Portion of the Cash Incentive Award Plan

Each of Messrs. Serge C.P. Belamant and Kotzé will be entitled to receive up to 40% of his annual base salary based on his contribution toward the enhancing shareholder value through:

•	Developing an appropriate succession plan for executive management;
•	Conducting meetings with US-based shareholders to enhance management’s visibility with these shareholders;
•	Resolving the status of our SASSA contract;
•	Developing a detailed organizational structure for our company and recruiting leaders for business units;
•	Developing a strategic plan;
•	Integrating acquisitions and developing our platform internationally;
•	Winning new contracts in emerging markets for establishment of the UEPS platform and successfully implementing the system; and
•	Developing and setting KPI targets for next tier executive officers.

The Remuneration Committee may award between 0% and 100% of 40% of the executive’s annual base salary, based on its assessment of progress against these objectives.

Tables Illustrating Potential Payments Under Cash Incentive Award Plan

Based on Mr. Serge C.P. Belamant’s current annual base salary of $1,100,000, the table below illustrates the potential amounts that could be payable to him under the cash incentive award plan upon achievement of various levels of PBT in respect of the quantitative portion of the plan and assuming the full award is made in respect of the qualitative portion of the plan. The maximum award payable to Mr. Serge C.P. Belamant under the cash incentive award plan is $1,760,000.

	Quantitative Portion		Qualitative Portion	Total
	PBT ($ ‘000)	Amount Payable ($)	($)	($)
Threshold	130,000 or below	-	440,000	440,000
Target	140,000	660,000	440,000	1,100,000
Maximum	150,000 or above	1,320,000	440,000	1,760,000

Based on Mr. Kotzé’s current annual base salary of $650,000, the table below illustrates the potential amounts that could be payable to him under the cash incentive award plan upon achievement of various levels of PBT in respect of the quantitative portion of the plan and assuming the full award is made in respect of the qualitative portion of the plan. The maximum award payable to Mr. Kotzé is $845,000.

	Quantitative Portion		Qualitative Portion	Total
	PBT ($ ‘000)	Amount Payable ($)	($)	($)
Threshold	130,000 or below	-	260,000	260,000
Target	140,000	390,000	260,000	650,000
Maximum	150,000 or above	585,000	260,000	845,000

Grants of Restricted Stock – FEPS Based

On August 25, 2016, our Board, upon the recommendation of the Remuneration Committee, awarded 200,000 and 150,000 shares of restricted stock to Messrs. Serge C.P. Belamant and Kotzé, respectively.

All of the shares of restricted stock are subject to time-based and performance-based vesting conditions. In order for any of the shares to vest, the recipient must remain employed by us on a full-time basis on the date that we file our Annual Report on Form 10-K for the fiscal year ended June 30, 2019. If that condition is satisfied, then the shares will vest based on the level of Fundamental EPS we achieve for the respective fiscal year ended (“2019 Fundamental EPS”), as follows:

•	One-third of the shares will vest if we achieve 2019 Fundamental EPS of $2.60;
•	Two-thirds of the shares will vest if we achieve 2019 Fundamental EPS of $2.80; and
•	All of the shares will vest if we achieve 2019 Fundamental EPS of $3.00.

At levels of 2019 Fundamental EPS greater $2.60 and less than $3.00, the number of shares that will vest will be determined by linear interpolation relative to 2019 Fundamental EPS of $2.80.

Any shares that do not vest in accordance with the above-described conditions will be forfeited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET 1 UEPS TECHNOLOGIES, INC.

By:	/s/ Serge C.P. Belamant
Name:	Serge C.P. Belamant
Title:	Chief Executive Officer and
Chairman of the Board

Date: August 29, 2016